EXHIBIT 99

[inTEST Corporation News Release Letterhead]

inTEST CORPORATION ANNOUNCES DECREASE IN THIRD QUARTER 2001 REVENUE AND EPS EXPECTATIONS

CHERRY HILL, NEW JERSEY - September 27, 2001... inTEST Corporation (NASDAQ:INTT) today announced that it expects its financial results for the third quarter ended September 30, 2001 to be below the guidance previously provided in its press release dated July 25, 2001 and discussed during its second quarter results conference call hosted on the same date. Net revenue for the quarter ending September 30, 2001 is expected to be in the range of $6.5 to $7.0 million, down from the $9.0 to $9.5 million range previously estimated. The diluted loss per share, before any potential special charges, is expected to be in the range of $.32 to $.35 for the quarter compared to the previous estimates of a diluted loss per share of $.20 to $.25. inTEST is scheduled to release its third quarter results prior to the market opening on Wednesday, October 24, 2001.

Robert E. Matthiessen, President and CEO said, "In concert with many of the companies involved in our business segment, we have also experienced order push outs and delivery delays that have had a negative impact on the third quarter. While we cannot say at this time that we have reached the bottom, we continue to monitor and work closely with our customers to ensure a steady supply of product when required. We also continue to take the actions needed to endure this downturn and are continuing our efforts to keep our response time down to a minimum when the demand improves."

inTEST Corporation is a leading independent designer, manufacturer and marketer of manipulator and docking hardware products, temperature management systems and customized interface solutions that are used by semiconductor manufacturers to perform final testing of integrated circuits and wafer products. Headquartered in Cherry Hill, New Jersey, inTEST has manufacturing facilities in New Jersey, Massachusetts, California, the UK and Singapore. In addition, inTEST also has offices in Japan and Germany, which provide design, sales, service and support, with additional support personnel in Arizona and Texas.

The statements by Mr. Matthiessen include forward-looking statements that are based upon management's current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from these forward-looking statements. In addition to the factors discussed above, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; a deeper or longer decline in the demand for integrated circuits than presently expected; changes in rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products; costs associated with, and progress in, the integration of acquired operations; the effectiveness of our cost reduction programs; and other risk factors set forth from time to time in our SEC filings including, but not limited to, our report on Form 10-K for the year ended December 31, 2000.